UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 16, 2024

Sino American Oil Co
(Exact name of registrant as specified in its charter)

Wyoming	000-52304	02-3717729
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2123 Pioneer Ave, Cheyenne, WY	82001
(address of principal executive offices)	(zip code)

360-361-8066
(registrant’s telephone number, including area code)

N/A
(former name or former mailing address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

On May 16, 2024, Rene Bruun Lauritsen resigned from his positions as the sole Officer and Director of the Company. His resignations were not due to any disagreements or disputes with the Company.

On the same day, Boriss Aleksandrov was appointed as the sole Officer and Director of the Company, assuming all roles, including, but not limited to, CEO, CFO, President, Secretary, Treasurer, and sole Director.

There is no arrangement or understanding among the newly appointed officer and director or any other person pursuant to which he was appointed as a officer and director of the Company.

Mr. Boriss Aleksandrov does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. At this time, the Company does not have any written employment agreements or other formal compensation agreements with our new officer and director. Compensation arrangements are the subject of ongoing development and the Company will disclose any compensatory arrangements entered into in the future.

The biographical information of Mr. Boriss Aleksandrov is below:

Boriss Aleksandrov, age 44, has been CEO and President of B Holding since September 2019 and manages strategic and day-to-day processes for several subsidiaries in various industries including but not limited to healthcare and real estate. From June 2014 until September 2019, Mr. Aleksandrov was Chief Financial Officer of Lasbet Tootmine AS, a concrete factory, where he implemented and managed the finance system and ERP system and managed the long-term and short-term budgeting and cash flow of the company. Since September 2017, Mr. Aleksandrov has also been a Professor of Economics at Estonian Entrepreneurship University of Applied Sciences.

Mr. Aleksandrov has held the positions as Chief Executive & Finance Officer in several companies with almost 20 years of experience in finance and business management. He is a partner in several investment projects, and companies related to production. In all of them he was responsible for financial management.

Throughout his career he has demonstrated proficiencies in Finance Management, Financial Modelling, Investments, Budgeting, Business Forecasting, Strategic Planning and Implementation, Cash Flow Management, Risk Management, Corporate Finance, Audit, Market Evaluation. He holds a Master of Business Administration (MBA) and an Enterprising / Business Management (Bachelor’s Degree) from Estonian Entrepreneurship University of Applied Sciences.

Item 8.01 Other Events

The following information contains certain forward-looking statements. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as “may,” “could,” “expect,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guarantee, or warranty is to be inferred from those forward-looking statements.

Company Update

Sino American Oil Company is a prospective investor in the upstream oil and gas sector. The company aims to identify high-quality, income-producing oil and gas assets with a significant portion of proved developed producing reserves, with the intent of providing risk-adjusted returns.

Currently, the Company’s plans are speculative and largely undefined. There is a substantial risk that any investments we may make could be unsuccessful or may not yield the anticipated outcomes. Additionally, it is important to note that we do not have the available cash or resources to finalize any investments without outside financing or the use of our common stock as payment. Currently, the Company does not have immediate plans for securing financing.

Potential Opportunities

Sino American Oil Co. is exploring potential business opportunities and investments in sectors such as:

• Recycling and energy recovery from waste

• Waste management

• Catalytic technologies

• Energy efficiency improvements

• Innovative energy storage for renewables

• Resource recovery from waste heaps

• Sludge management

• Cleaning contaminated metal ores

• Exploitation of low-calorific natural gas deposits

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Sino American Oil Co.

Dated: November 12, 2024	/s/ Boriss Aleksandrov
Boriss Aleksandrov Chief Executive Officer